EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

XTO Energy Inc.:

We consent to the use of our reports dated March 7, 2005, with respect to the consolidated balance sheets of XTO Energy Inc. as of December 31, 2004 and 2003, and the related consolidated income statements, statements of cash flows and statements of stockholders’ equity for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements refers to a change in accounting for asset retirement obligations in 2003.

KPMG LLP

Dallas, Texas

April 7, 2005